Exhibit 99.1

WAL-MART STORES, INC.

www.walmartstores.com/news

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Media Relations Contact	Carol Schumacher 479-277-1498 Mike Beckstead 479-277-9558
John Simley 800-331-0085
Pre-recorded Conference Call
203-369-1090

Wal-Mart Reports First Quarter Financial Results

Earnings per Share of $0.77 at High End of Forecasted Range

BENTONVILLE, Ark., May 14, 2009 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported diluted earnings per share for the first quarter of fiscal year 2010 of $0.77, at the high end of the company’s guidance of $0.72 to $0.77. Currency exchange rates negatively impacted earnings by approximately $0.04 per share. Wal-Mart earned $0.76 per share in the first quarter last year.

Net sales for the first quarter were $93.471 billion, a decrease of 0.6 percent from $94.042 billion in the first quarter last year. Without the negative impact of currency exchange rates, equal to $4.836 billion, net sales for the quarter increased 4.5 percent to approximately $98.307 billion on a constant currency basis. In addition, this year’s first quarter contained one less selling day than the same quarter last year, because 2008 was a leap year. Income from continuing operations for the first quarter of $3.030 billion was relatively flat compared to the same period last year.

“We’re pleased to report that fiscal year 2010 is off to a very good start,” said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. “These results were achieved in the face of a very challenging global economy.

“When economic conditions improve, we believe customers who shop Wal-Mart today will stay with us, because of the business improvements we’re making and continue to make,” Duke said. “Across the company, we are building our brand by reducing costs, sharpening our merchandising and updating our stores.

“Customers trust Wal-Mart,” Duke continued. “As a result of the increasing shift to value, they have long term loyalty to the Wal-Mart brand because we save them money.”

Net Sales

Net sales were as follows (dollars in billions):

	Three Months Ended April 30,
	2009	2008	Percent Change
Net Sales:
Walmart U.S.	$61.244	$58.991	3.8%
International	21.263	23.927	-11.1%
Sam’s Club	10.964	11.124	-1.4%

Total Company	$93.471	$94.042	-0.6%

Reported International sales were negatively affected by currency translations to the U.S. dollar equal to $4.836 billion. On a constant currency basis (assuming currency exchange rates remained the same as the prior year), International sales increased 9.1 percent to $26.099 billion in the first quarter, compared to the same quarter last year.

Segment Operating Income

Segment operating income, which is defined as operating income for each operating segment, was as follows (dollars in billions):

	Three Months Ended April 30,
	2009	2008	Percent Change
Segment Operating Income:
Walmart U.S.	$4.464	$4.320	3.3%
International	0.880	1.050	-16.2%
Sam’s Club	0.393	0.393	0.0%

Reported International operating income for the three months ended April 30, 2009 also was negatively affected by $252 million as a result of currency translations to the U.S. dollar. On a constant currency basis (assuming currency exchange rates remained the same as the prior year), International operating income increased 7.8 percent to $1.132 billion in the first quarter.

Comparable Store Sales

The company reports U.S. comparable store sales in this earnings release based on its 13-week retail calendar, as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	05/01/09	05/02/08	05/01/09	05/02/08	05/01/09	05/02/08
Walmart U.S.	3.6%	1.9%	3.6%	1.9%	0.0%	0.0%
Sam’s Club	4.2%	2.8%	-0.5%	5.6%	-4.7%	2.8%

Total U.S.	3.7%	2.0%	2.9%	2.5%	-0.8%	0.5%

When reporting earnings in prior quarters, the company also reported comparable store sales on a monthly calendar basis. Effective this quarter, the company now will report comparable store sales for the most recently completed 13-week period, on its 4-5-4 retail calendar.

Data in the condensed consolidated financial statements included in this news release are based on the calendar quarters ending April 30.

Guidance

“We expect earnings per share from continuing operations for the second quarter of fiscal year 2010 to be between $0.83 and $0.88,” said Tom Schoewe, Wal-Mart Stores, Inc. executive vice president and chief financial officer. “Our guidance takes into account Wal-Mart’s strong underlying performance and the difficult economic environment. Plus, our U.S. businesses will be up against the economic stimulus checks in the second quarter last year.

“The company is in a great financial position, and we’re proud of our strong balance sheet and the free cash flow generated by our operations,” Schoewe added. “We’re doing an excellent job taking care of our customers and we’ll continue to help them save money so they can live better long after the economy recovers.”

The company announced last week that it will no longer report monthly comparable store sales. The 13-week comparable store sales results will be reported as part of quarterly earnings news, as noted above. Effective with this quarter, the company will provide 13-week comparable store sales guidance separately for Walmart U.S. and Sam’s Club.

Walmart U.S. and Sam’s Club each expect their comparable store sales during the 13-week period from May 2 through July 31 to be between flat and three percent. Wal-Mart will report each operating segment’s comparable store sales result and the total U.S. aggregate comparable store sales result for that period when it reports second quarter earnings on Aug. 13.

Effective Feb. 1, 2009, the company adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51.” This standard requires modifications to financial statement presentation for minority interests in subsidiaries, now referred to as noncontrolling interests. These changes are reflected in Wal-Mart’s first quarter condensed consolidated financial statements included in this release. As a result, all references to income from continuing operations or earnings per share from continuing operations in this release refer to income from continuing operations attributable to Wal-Mart, or diluted income per share from continuing operations attributable to Wal-Mart, respectively.

In addition to these changes, beginning Feb. 1, 2009, the company changed the classification of certain revenue and expense items within the financial statements. These changes are reflected in the first quarter Condensed Consolidated Statements of Income for all periods presented and did not have an impact on the company’s consolidated operating or net income.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 203-369-1090. The information included in this release, including reconciliations, and the pre-recorded phone call is available in the investor information area on the company’s Web site at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at more than 7,900 retail units under 55 different banners in 15 countries. With fiscal year 2009 sales of $401 billion, Wal-Mart employs more than 2.1 million associates worldwide. A leader in sustainability, corporate philanthropy and employment opportunity, Wal-Mart ranked first among retailers in Fortune Magazine’s 2009 Most Admired Companies survey. Additional information about Wal-Mart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

# # #

This release contains statements as to Wal-Mart management’s expectations regarding customers continuing to shop at Wal-Mart and Wal-Mart continuing to help customers save money so they can live better long after the economy recovers and statements as to Wal-Mart management’s forecasts of the company’s earnings per share for the fiscal quarter ending July 31, 2009 and the comparable store sales of each of the Walmart U.S. and Sam’s Club segments of the company for the 13-week period ending July 31, 2009, that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements can be identified by the use of the word or phrase “expect,” “we’ll continue” or “will stay” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions, the cost of goods, competitive pressures, geopolitical events and conditions, levels of unemployment, levels of consumer disposable income, changes in laws and regulations, consumer credit availability, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, financial and capital market conditions, developments in litigation to which the company is a party, weather conditions, damage to the company’s facilities from natural disasters, regulatory matters and other risks. The company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended April 30,
(Amounts in millions except per share data)	2009	2008
Revenues:
Net sales	$93,471	$94,042
Membership and other income	771	898

	94,242	94,940

Costs and expenses:
Cost of sales	70,388	71,372
Operating, selling, general and administrative expenses	18,637	18,251

Operating income	5,217	5,317

Interest:
Debt	448	488
Capital leases	70	72
Interest income	(51)	(64)

Interest, net	467	496

Income from continuing operations before income taxes	4,750	4,821

Provision for income taxes	1,603	1,670

Income from continuing operations	3,147	3,151
Loss from discontinued operations, net of tax	(8)	(7)

Consolidated net income	3,139	3,144
Less consolidated net income attributable to noncontrolling interest	(117)	(122)

Consolidated net income attributable to Wal-Mart	$3,022	$3,022

Income from continuing operations attributable to Wal-Mart:
Income from continuing operations	$3,147	$3,151
Less consolidated net income attributable to noncontrolling interest	(117)	(122)

Income from continuing operations attributable to Wal-Mart	$3,030	$3,029

Basic net income per common share:
Basic income per share from continuing operations attributable to Wal-Mart	$0.77	$0.77
Basic loss per share from discontinued operations attributable to Wal-Mart	—	(0.01)

Basic net income per share attributable to Wal-Mart	$0.77	$0.76

Diluted net income per common share:
Diluted income per share from continuing operations attributable to Wal-Mart	$0.77	$0.76
Diluted income per share from discontinued operations attributable to Wal-Mart	—	—

Diluted net income per share attributable to Wal-Mart	$0.77	$0.76

Weighted-average number of common shares:
Basic	3,920	3,957
Diluted	3,930	3,967

Dividends declared per common share	$1.09	$0.95

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	April 30,		January 31,
	2009	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$6,578	$8,042	$7,275
Receivables	3,356	3,249	3,905
Inventories	34,391	35,521	34,511
Prepaid expenses and other	3,266	2,990	3,063
Current assets of discontinued operations	155	955	195

Total current assets	47,746	50,757	48,949

Property and equipment, at cost:
Property and equipment, at cost	127,472	124,256	125,820
Less accumulated depreciation	(34,145)	(29,926)	(32,964)

Property and equipment, net	93,327	94,330	92,856

Property under capital lease:
Property under capital lease	5,394	5,808	5,341
Less accumulated amortization	(2,617)	(2,680)	(2,544)

Property under capital lease, net	2,777	3,128	2,797

Goodwill	14,882	16,428	15,260
Other assets and deferred charges	3,358	2,840	3,567

Total assets	$162,090	$167,483	$163,429

LIABILITIES AND EQUITY
Current liabilities:
Commercial paper	$1,457	$5,924	$1,506
Accounts payable	28,541	29,027	28,849
Dividends payable	3,234	3,322	—
Accrued liabilities	15,263	14,882	18,112
Accrued income taxes	1,810	1,699	677
Long-term debt due within one year	5,731	5,864	5,848
Obligations under capital leases due within one year	318	321	315
Current liabilities of discontinued operations	45	90	83

Total current liabilities	56,399	61,129	55,390

Long-term debt	32,480	32,379	31,349
Long-term obligations under capital leases	3,185	3,584	3,200
Deferred income taxes and other	5,835	5,284	6,014
Redeemable noncontrolling interest	277	—	397

Commitments and contingencies

Equity:
Common stock and capital in excess of par value	4,048	3,628	4,313
Retained earnings	61,556	55,257	63,660
Accumulated other comprehensive (loss) income	(3,373)	4,345	(2,688)

Total Wal-Mart shareholders’ equity	62,231	63,230	65,285
Noncontrolling interest	1,683	1,877	1,794

Total equity	63,914	65,107	67,079

Total liabilities and equity	$162,090	$167,483	$163,429

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Three Months Ended April 30,
	2009	2008
Cash flows from operating activities:
Consolidated net income	$3,139	$3,144
Loss from discontinued operations, net of tax	8	7

Income from continuing operations	3,147	3,151
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,700	1,628
Other	(192)	139
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease in accounts receivable	419	450
Decrease (increase) in inventories	153	(213)
Decrease in accounts payable	(315)	(1,191)
Decrease in accrued liabilities	(1,341)	(185)

Net cash provided by operating activities	3,571	3,779

Cash flows from investing activities:
Payments for property and equipment	(2,607)	(2,447)
Proceeds from disposal of property and equipment	132	126
Investment in international operations	(436)	—
Other investing activities	(208)	88

Net cash used in investing activities	(3,119)	(2,233)

Cash flows from financing activities:
(Decrease) increase in commercial paper, net	(266)	892
Proceeds from issuance of long-term debt	1,453	2,521
Payment of long-term debt	(63)	(361)
Dividends paid	(1,067)	(940)
Purchase of company stock	(886)	(1,375)
Other financing activities	(238)	54

Net cash used in (provided by) financing activities	(1,067)	791

Effect of exchange rates on cash	(82)	166

Net (decrease) increase in cash and cash equivalents	(697)	2,503
Cash and cash equivalents at beginning of year (1)	7,275	5,569

Cash and cash equivalents at end of period (2)	$6,578	$8,072

(1)	Includes cash and cash equivalents of discontinued operations of $77 million at January 31, 2008.
(2)	Includes cash and cash equivalents of discontinued operations of $30 million at April 30, 2008.